Exhibit 2.1

DESCRIPTION OF THE RIGHTS OF CADELER AMERICAN DEPOSITARY SHARES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a summary of the general terms and provisions of the deposit agreement dated December 19, 2023 between Cadeler A/S (“Cadeler”) JPMorgan Chase Bank, N.A., in its capacity as depositary (the “Depositary”) and all holders and beneficial owners from time to time of American Depositary Receipts (“ADRs”) issued thereunder, entered into a deposit agreement (the “Deposit Agreement”). This summary does not purport to be complete. American Depositary Share (“ADS”) holders should read the Deposit Agreement, which is filed as Exhibit 4.1 to Cadeler’s Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 31, 2023 (the “Registration Statement”).

American Depositary Receipts

Each ADS of Cadeler (“Cadeler ADS”) represents an ownership interest in four (4) shares of Cadeler, with a nominal value of DKK 1.00 per share (the “Cadeler Shares”), deposited with the custodian, as agent of the Depositary, under the Deposit Agreement, evidencing Cadeler ADSs issued thereunder.

The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179, United States of America.

The ADS-to-share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR); provided that the ratio shall not result in an ADR holder being entitled to a fractional Cadeler Share. In the future, each Cadeler ADS will also represent any securities, cash or other property deposited with the Depositary but which they have not distributed directly to ADS holders. The form of ADR is attached to the form of Deposit Agreement which is attached as Exhibit 4.1 to the Registration Statement.

A beneficial owner is any person or entity having a beneficial ownership interest in Cadeler ADSs and thereby also having the beneficial ownership interest in the Deposited Securities (as defined below) represented by Cadeler ADSs. A beneficial owner need not be the holder of the ADR. If a beneficial owner of Cadeler ADSs is not an ADR holder, such beneficial owner must rely on the holder of the ADR(s) in order to assert any rights or receive any benefits under the Deposit Agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the Deposit Agreement solely through the holder of the ADR(s) owned by such beneficial owner. The arrangements between a beneficial owner of Cadeler ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Cadeler ADSs registered in such ADR holder’s name for all purposes under the Deposit Agreement and ADRs. The Depositary’s only notification obligations under the Deposit Agreement and the ADRs, other than to Cadeler as provided in the Deposit Agreement, is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the Cadeler ADSs evidenced by such ADR holder’s ADRs.

Unless certificated ADRs are specifically requested, all Cadeler ADSs are issued on the books of the Depositary in book-entry form, and periodic statements are mailed to ADS holders reflecting such ADS holders’ ownership interest in such Cadeler ADSs. In this description, references to ADRs shall include the statements ADS holders receive reflecting such ADS holders’ ownership of Cadeler ADSs.

ADS holders may hold Cadeler ADSs either directly or indirectly through their broker or other financial institution. If ADS holders hold Cadeler ADSs directly, by having a Cadeler ADS registered in their name on the books of the Depositary, ADS holders are ADR holders. This description assumes ADS holders hold their Cadeler ADSs directly. If ADS holders hold the ADSs through their broker or financial institution nominee, ADS holders must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. ADS holders should consult with their broker or financial institution to find out what those procedures are.

The laws of Denmark govern Cadeler Shareholder rights. Because the Depositary or its nominee are the shareholder of record for the Cadeler Shares represented by all outstanding Cadeler ADSs, Cadeler Shareholder rights are exercised through such record holder. Such ADS holders’ rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the Deposit Agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of the Depositary and its agents are also set out in the Deposit Agreement. Because the Depositary or its nominee are actually the registered owner of the Cadeler Shares, ADS holders must rely on it to exercise the rights of a Cadeler Shareholder on such ADS holders’ behalf.

The Deposit Agreement, the ADRs and the Cadeler ADSs are governed by New York law.

By holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or Cadeler brought by ADR holders or beneficial owners, arising out of or based upon the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the U.S. Securities Act, may be instituted only in the United States Court for the Southern District of New York (or in the state courts of New York County in New York) if either:

●	the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or

●	the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable.

The following is a summary of what Cadeler believes to be the material terms of the Deposit Agreement and the ADRs. Notwithstanding this, because it is a summary, it may not contain all the information that ADS holders may otherwise deem important. For more complete information, ADS holders should read the entire Deposit Agreement and the form of ADR containing the terms of Cadeler ADSs. ADS holders can read a copy of the Deposit Agreement that is filed as Exhibit 4.1 to the Registration Statement. ADS holders may also obtain a copy of the Deposit Agreement at the SEC’s Public Reference Room, which is currently located at 100 F Street, NE, Washington, DC 20549. ADS holders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. ADS holders may also find the Registration Statement and the attached Deposit Agreement through the EDGAR system on the SEC’s internet website at http://www.sec.gov.

Share Dividends and Other Distributions

How do ADS holders receive dividends and other distributions on the Cadeler Shares underlying ADSs?

Cadeler may make various types of distributions with respect to its securities. The Depositary has agreed that, to the extent practicable, it will pay to ADS holders the cash dividends or other distributions it or the custodian receives on Cadeler Shares or other Deposited Securities, after making any necessary deductions for fees, charges and expenses provided for in the Deposit Agreement. The Depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities and/or property under the Deposit Agreement. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary. ADS holders will receive these distributions in proportion to the number of underlying securities that such ADS holders’ Cadeler ADSs represent.

Except as stated below, the Depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

●	Cash.The Depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof, on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being permissible and practicable with respect to certain registered ADR holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the Depositary cannot convert a foreign currency, ADS holders may lose some or all of the value of the distribution.

To the extent that any of the Deposited Securities is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the Depositary shall make appropriate adjustments in the amounts distributed to the ADR holders issued in respect of such Deposited Securities. To the extent Cadeler or the Depositary is required to withhold from any cash dividend, distribution or net proceeds from sales in respect of any Deposited Securities an amount for taxes, the amount distributed on the Cadeler ADSs issued in respect of such Deposited Securities shall be reduced accordingly.

To the extent the Depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and/or distribute such U.S. dollars to any or all of the ADR holders entitled thereto, the Depositary may, after consultation with the Company, distribute some or all of the foreign currency received by the Depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same

●	Shares. In the case of a distribution in Cadeler Shares, the Depositary will issue additional ADRs to evidence the number of Cadeler ADSs representing such Cadeler Shares. Only whole Cadeler ADSs will be issued. Any Cadeler Shares that would result in fractional Cadeler ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.
●	Rights to receive additional Cadeler Shares. In the case of a distribution of rights to subscribe for additional Cadeler Shares or other rights, if Cadeler timely provides evidence satisfactory to the Depositary that it may lawfully distribute such rights, the Depositary will distribute warrants or other instruments in the discretion of the Depositary representing such rights. However, if Cadeler does not timely furnish such evidence, the Depositary may:
i.	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or
ii.

if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. Cadeler has no obligation to file a registration statement under the U.S. Securities Act in order to make any rights available to ADR holders.

●	Other Distributions. In the case of a distribution of securities or property other than those described above, the Depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.
●	Elective Distributions. In the case of a dividend payable at the election of Cadeler Shareholders in cash or in additional Cadeler Shares, Cadeler will notify the Depositary at least 30 days prior to the proposed distribution stating whether or not Cadeler wishes such elective distribution to be made available to ADR holders, provided that in the event such notice is not received by the Depositary from Cadeler at least 30 days prior to the date of the distribution, the Depositary shall only be obligated to use commercially reasonable efforts to make such elective distribution available to ADR holders. The Depositary shall make such elective distribution available to ADR holders only if (i) Cadeler shall have timely requested that the elective distribution is available to ADR holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of the Deposit Agreement including any legal opinions of counsel that the Depositary in its reasonable discretion may request, in accordance with the Deposit Agreement. If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the Cadeler Shares for which no election is made, either (x) cash or (y) additional Cadeler ADSs representing such additional Cadeler Shares. If the above conditions are satisfied, the Depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional Cadeler ADSs. There can be no assurance that ADR holders or beneficial owners of Cadeler ADSs generally, or any ADR holder or beneficial owner of Cadeler ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the Cadeler Shareholders.

To the extent that the Depositary determines in its discretion that any distribution would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all ADR holders, the Depositary may make such distribution as it so deems practicable, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, securities or other property), and/or the Depositary may retain and hold some or all of such cash, foreign currency, securities or other property as Deposited Securities with respect to the applicable ADR holders’ ADRs (without liability for interest thereon or the investment thereof).

To the extent the Depositary retains and holds any cash, foreign currency, securities or other property as permitted under the Deposit Agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof (including, but not limited to those described under “—Fees and Expenses” below) shall be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held.

Sales of Cadeler Shares, other securities and property pursuant to the Deposit Agreement may be made in a block sale or single lot transaction by the Depositary. The Depositary may, but shall not be obligated, to effect any sale of securities or property pursuant to the Deposit Agreement unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold.

Any U.S. dollars will be paid via wire transfer and/or distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

The Depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the Depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, Cadeler Shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”).

Deposit, Withdrawal and Cancellation

How does the Depositary issue Cadeler ADSs?

The Depositary will issue Cadeler ADSs if ADS holders or such ADS holders’ broker deposit Cadeler Shares or evidence of rights to receive Cadeler Shares with the custodian and pay the fees and expenses owing to the Depositary in connection with such issuance.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as Depositary for the benefit of holders of ADRs or in such other name as the Depositary shall direct.

The custodian will hold all deposited Cadeler Shares for the account and to the order of the Depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners have such rights as are contained in the Deposit Agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Cadeler Shares. The deposited Cadeler Shares and any such additional items are referred to as “Deposited Securities.”

Deposited Securities are not intended to, and shall not, constitute proprietary assets of the Depositary, the custodian or their nominees. Beneficial ownership in Deposited Securities (including any economic right and the right to withdraw the Cadeler Shares and exercise any shareholder rights under Danish law directly as the holder of the Cadeler Shares) is intended to be, and shall at all times during the term of the Deposit Agreement continue to be, vested in the holders of the Cadeler ADSs and, subject to any arrangements between the ADR holders and the beneficial Owners of the Cadeler ADSs held by such holders, the beneficial owners of the Cadeler ADSs representing such Deposited Securities. Notwithstanding anything else contained herein, in the Deposit Agreement, in the form of ADR and/or in any outstanding Cadeler ADSs, the Depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the Deposit Agreement be, the record holder(s) only of the Deposited Securities represented by the Cadeler ADSs for the benefit of the ADR holders. The Depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the Deposited Securities held on behalf of the ADR holders.

Upon each deposit of Cadeler Shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the Depositary and any taxes or other fees or charges owing, the Depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of Cadeler ADSs to which such person is entitled. All of the Cadeler ADSs issued will, unless specifically requested to the contrary, be part of the Depositary’s direct registration system, and a registered holder will receive periodic statements from the Depositary which will show the number of Cadeler ADSs registered in such holder’s name. An ADR holder can request that the Cadeler ADSs not be held through the Depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel a Cadeler ADS and obtain Deposited Securities?

When ADS holders turn in such ADS holders’ ADR certificate at the Depositary’s office, or when ADS holders provide proper instructions and documentation in the case of direct registration Cadeler ADSs, the Depositary will, upon payment of applicable fees, charges and taxes, deliver the underlying Cadeler Shares to ADS holders or upon such ADS holders’ written order. Delivery of Deposited Securities in certificated form will be made at the custodian’s office. At such ADS holders’ request, risk and expense, the Depositary may deliver Deposited Securities, including certificates therefor, at a place other than the Depositary’s office.

The Depositary may only restrict the withdrawal of Deposited Securities in connection with:

●	temporary delays caused by closing the transfer books of the Depositary or Cadeler’s shareholder registry or the deposit of Cadeler Shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
●	the payment of fees, taxes and similar charges; or
●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of Deposited Securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Record Dates

The Depositary may, after consultation with Cadeler, if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by Cadeler with respect to the Cadeler Shares) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

●	to receive any distribution on or in respect of Deposited Securities,
●	to give instructions for the exercise of voting rights at a meeting of Cadeler Shareholders,
●	to pay any fees, expenses or charges assessed by, or owing to, the Depositary for administration of the ADR program as provided for in the ADR, or
●	to receive any notice or to act in respect of other matters,

all subject to the provisions of the Deposit Agreement.

Voting Rights

How do ADS holders vote?

If ADS holders are ADR holders and the Depositary distributes a voting notice and thereby asking ADS holders to provide it with voting instructions, ADS holders may instruct the Depositary how to exercise the voting rights, if any, pertaining to the Cadeler Shares underlying such ADS holders’ Cadeler ADSs. As soon as practicable after receipt from Cadeler of notice of any meeting at which the Cadeler Shareholders are entitled to vote, or of solicitation of consents or proxies from Cadeler Shareholders, the Depositary shall fix the Cadeler ADS record date in accordance with the provisions of the Deposit Agreement, provided that if the Depositary receives a written request from Cadeler in a timely manner and at least 30 days, if practicable, prior to the date of such vote or meeting, the Depositary shall, at Cadeler’s expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the ADS record date set by the Depositary will, subject to any applicable provisions of the laws of Denmark and the rules, regulations and requirements of any securities exchange on which the Cadeler Shares are listed, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the Cadeler ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given, including, without limitations, any requirements that Cadeler ADSs be blocked for trading for a specified period of time leading up to and including the record date for the Cadeler Shares for such meeting or solicitation and/or Cadeler Shares represented by Cadeler ADSs for which instructions are provided be withdrawn and registered in the name of the instructing ADR holder, and instructions to give a discretionary proxy to a person (not being the Depositary) designated by Cadeler, provided, further, that in the event a written request of Cadeler to distribute a voting notice is not received by the Depositary at least 30 days prior to the date of such vote or meeting, the Depositary shall only be obligated to use commercially reasonable efforts to effect the distribution of such voting notice. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of Cadeler ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the Depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the Cadeler ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under Danish laws, Cadeler’s articles of association and the provisions of or governing Deposited Securities.

ADR holders are strongly encouraged to forward their voting instructions to the Depositary as soon as possible. For instructions to be valid, the ADR department of the Depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the Depositary prior to such time. The Depositary or the Custodian will and may not itself exercise any voting discretion in respect of Deposited Securities or in any way use it for purposes of establishing a quorum, except pursuant to and in accordance with such written instructions from ADR holders. Cadeler Shares or other Deposited Securities for which no voting instructions, or no specific voting instructions, are received by the Depositary from the ADR holder shall not be voted or in any way used for purposes of establishing a quorum. Pursuant to the Danish Companies Act, voting rights may only be exercised by the Depositary according to express authorization and instructions from the ADR holder. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Cadeler, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed to grant a discretionary proxy, or for the effect of any such vote. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule, or regulation, or by the rules, regulations or requirements of any stock exchange on which the Cadeler ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by the Depositary, prior to such time.

The Depositary has been advised by Cadeler that under the laws of Denmark and the articles of association of Cadeler, each as in effect as of the date of the Deposit Agreement, a precondition for exercising any such voting rights at any meeting of Cadeler Shareholders is that the holder of Cadeler ADSs providing voting instructions on the Cadeler ADSs record date remains a holder with respect to such Cadeler ADSs on the record date fixed by Cadeler under Danish law for such meeting (the “Danish Record Date”). By providing voting instructions to the Depositary, the holder of Cadeler ADSs is deemed to agree that it will remain a registered holder of the Cadeler ADSs for which it is providing voting instructions until at least the Danish Record Date or such other date required under applicable Danish law. At any meeting of Cadeler Shareholders, each Cadeler Share with a nominal value of DKK 1.00 shall carry one vote. Holders of Cadeler ADSs may instruct the Depositary how to vote the number of Cadeler Shares their Cadeler ADSs represent. The Cadeler Board may be appointed to vote on behalf of the holder of Cadeler ADSs as proxy. Such postal votes shall be received by Cadeler no later than two business days before the meeting of Cadeler Shareholders. Postal votes cannot be withdrawn. Resolutions at any meeting of Cadeler Shareholders shall be passed by a simple majority of votes cast, unless otherwise prescribed by law or by Cadeler’s articles of association. Adoption of changes to Cadeler’s articles of association, a dissolution, merger or demerger requires that the resolution is adopted by at least two-thirds of the votes cast as well as the share capital represented at the general meeting. Certain resolutions, which, among other things, limit the voting rights of Cadeler Shareholders, dividend rights or transferability of Cadeler Shares are subject to approval by at least a nine-tenth majority of the votes cast and the share capital represented at the meeting of Cadeler Shareholders. Decisions to impose any or increase any obligations of the Cadeler Shareholders towards Cadeler require unanimity.

Reports and Other Communications

Will ADR holders be able to view Cadeler’s reports?

The Depositary will make available for inspection by ADR holders at the offices of the Depositary in the United States the Deposit Agreement, the provisions of or governing Deposited Securities, and any written communications from Cadeler which are both received by the custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities.

Additionally, if Cadeler makes any written communications generally available to Cadeler Shareholders, and furnishes copies thereof (or English translations or summaries) to the Depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses are ADS holders responsible for paying?

The Depositary may charge each person to whom Cadeler ADSs are issued, including, without limitation, issuances against deposits of Cadeler Shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by Cadeler or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the Cadeler ADSs or Deposited Securities, and each person surrendering Cadeler ADSs for withdrawal of Deposited Securities or whose ADRs are cancelled or reduced for any other reason, a fee of up to $5.00 for each 100 Cadeler ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge. Each ADR holder acknowledges that in such situation such a sale is in the best interest and for the benefit of such holder.

The following additional fees, charges and expenses shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing Cadeler Shares or by any party surrendering Cadeler ADSs and/or to whom Cadeler ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Cadeler or an exchange of stock regarding the Cadeler ADSs or the Deposited Securities or a distribution of Cadeler ADSs), whichever is applicable:

●	a fee of up to U.S.$0.05 per Cadeler ADS held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement;
●	an aggregate fee of up to U.S.$0.05 per Cadeler ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the Depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);
●	an amount for the reimbursement of such charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the custodian, as well as charges and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Cadeler Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charges and expenses may be assessed on a proportionate basis against ADR holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such ADR holders or by deducting such charge or expense from one or more cash dividends or other cash distributions);

●	a fee of up to U.S.$0.05 per Cadeler ADS held for the direct or indirect distribution of securities (other than Cadeler ADSs or rights to purchase additional Cadeler ADSs as described under “—Share Dividends and Other Distributions” above) or the net cash proceeds from the public or private sale of any such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the Depositary, Cadeler and/or any third party (which fee may be assessed against ADR holders as of a record date set by the Depositary);
●	stock transfer or other taxes and other governmental charges;
●	a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of ADR.com and any applicable delivery expenses (which are payable by such persons or holders);
●	transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities; and
●	fees of any division, branch or affiliate of the Depositary utilized by the Depositary to direct, manage and/or execute any public and/or private sale of securities under the Deposit Agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Depositary, Cadeler, holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent Cadeler provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from Cadeler.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or Cadeler ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

Cadeler will pay all other fees, charges and expenses of the Depositary and any agent of the Depositary (except the custodian) pursuant to agreements from time to time between Cadeler and the Depositary.

The right of the Depositary to charge and receive payment of fees, charges and expenses survives the termination of the Deposit Agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the Depositary.

The fees and charges described above may be amended from time to time by agreement between Cadeler and the Depositary.

The Depositary may make available to Cadeler a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as Cadeler and the Depositary may agree from time to time. The Depositary collects its fees for issuance and cancellation of Cadeler ADSs directly from investors depositing Cadeler Shares or surrendering Cadeler ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The Depositary will generally set off the amounts owing from distributions made to holders of Cadeler ADSs. If, however, no distribution exists and payment owing is not timely received by the Depositary, the Depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the Depositary, all fees and charges owing under the Deposit Agreement are due in advance and/or when declared owing by the Depositary.

The Depositary may agree to reduce or waive certain fees, charges and expenses provided in the ADRs and in the Deposit Agreement, including, without limitation, those described above that would normally be charged on Cadeler ADSs issued to or at the direction of, or otherwise held by, Cadeler and/or certain ADR holders and beneficial owners and holders and beneficial owners of Cadeler Shares.

Payment of Taxes

ADR holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the Depositary on any Cadeler ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the Depositary with respect to any ADR, any Deposited Securities represented by the Cadeler ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the ADR holder thereof to the Depositary and by holding or owning, or having held or owned, an ADR or any Cadeler ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect of such tax or governmental charge.

Neither the Depositary, nor any of its agents, shall be liable to holders or beneficial owners of the Cadeler ADSs and ADRs for failure of any of them to comply with applicable tax laws, rules and/or regulations. Notwithstanding the Depositary’s right to seek payment from current and former ADR holders and beneficial owners, ADR holder(s) and beneficial owner(s) (and all prior ADR holder(s) and beneficial owner(s)) acknowledge and agree that the Depositary has no obligation to seek payment of amounts owing for tax and other governmental charges from any current or former beneficial owner of Cadeler ADSs and ADRs. If an ADR holder owes any tax or other governmental charge, the Depositary may also deduct from any distributions on or in respect of Deposited Securities, or sell any part or all of such Deposited Securities (by public or private sale) for the account of the ADR holder and may apply such deduction or the proceeds or any such sale in payment of such tax or other governmental charge, the ADR holder remaining liable for any deficiency, and shall reduce the number of Cadeler

ADSs evidenced by the ADR to reflect any such sales of Cadeler Shares. If any tax or governmental charge is unpaid, the Depositary may also refuse to effect any registration, registration of transfer, split-up or combination of Deposited Securities or withdrawal of Deposited Securities until such payment is made. By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners of Cadeler ADSs acknowledge that in such situation such a sale is in the best interest and for the benefit of the ADR holders and beneficial owners. In connection with any distribution to ADR holders, Cadeler will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by Cadeler; and the Depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the custodian. If any tax or governmental charge is required to be withheld, the Depositary may, in the case of any distribution in property other than cash (including Cadeler Shares or rights) on Deposited Securities dispose of all or a portion of such property (by public or private sale) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes and distribute the net proceeds of any such property after deduction of such taxes to the ADR holders entitled thereto.

As ADR holders or beneficial owners, ADS holders will be agreeing to indemnify Cadeler, the Depositary, its custodian and any of Cadeler’s or the Depositary’s respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained which obligations shall survive any transfer or surrender of Cadeler ADSs or the termination of the Deposit Agreement.

Reclassifications, Recapitalizations and Mergers

If Cadeler takes certain actions that affect the Deposited Securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities or (ii) any distributions of Cadeler Shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of Cadeler’s assets, then the Depositary may choose to, and shall if reasonably requested by Cadeler:

●	amend the form of ADR;
●	distribute additional or amended ADRs;
●	distribute cash, securities or other property it has received in connection with such actions;
●	sell any securities or property received and distribute the proceeds as cash; or
●	none of the above.

If the Depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the Deposited Securities and each Cadeler ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the Deposit Agreement be amended?

Cadeler may agree with the Depositary to amend the Deposit Agreement and the Cadeler ADSs without such ADS holders’ consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees on a per Cadeler ADS basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication described above under “—Fees and Expenses”), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the Deposit Agreement as so amended. No amendment, however, will impair such ADS holders’ right to surrender their Cadeler ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements that (i) are reasonably necessary (as agreed by Cadeler and the Depositary) in order for (a) the Cadeler ADSs to be registered on Form F-6 under the U.S. Securities Act or (b) the Cadeler ADSs or Cadeler Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, Cadeler and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the Deposit Agreement or the form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the Depositary’s or Cadeler’s website or upon request from the Depositary).

How may the Deposit Agreement be terminated?

The Depositary shall, at any time at Cadeler’s written direction, terminate the Deposit Agreement by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed for termination in such notice. The Depositary may also terminate the Deposit Agreement by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed for termination in such notice if (i) 60 days shall have expired after the date on which the Depositary shall have provided notice of its resignation to Cadeler and a successor Depositary shall not be operating under the Deposit Agreement, (ii) 60 days shall have expired after the date on which Cadeler has provided notice of removal to the Depositary and a successor Depositary shall not be operating under the Deposit Agreement, (iii) Cadeler is bankrupt, in liquidation proceedings or insolvent, (iv) the ADRs are delisted from a “national securities exchange” (that has registsred with the SEC under Section 6 of the Exchange Act, (v) the Cadeler Shares cease to be listed on an internationally recognized securities exchange, (vi) Cadeler effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities (vii) there are no Deposited Securities with respect to Cadeler ADSs remaining, including if the Deposited Securities are cancelled, or the Deposited Securities have been deemed to have no value, or (viii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities. Additionally, the Depositary may immediately terminate the Deposit Agreement, without prior notice to Cadeler, any ADR holder or beneficial owner or any other person if (a) required by any law, rule or regulation relating to sanctions by any governmental authority or body or (b) required by any governmental authority or body, in each case as determined by the Depositary in its reasonable discretion.

Effect of termination

After the termination date, the Depositary and its agents will perform no further acts under the Deposit Agreement and ADRs, except to receive and hold (or sell) distributions on Deposited Securities, deliver Deposited Securities being withdrawn and to take such actions as provided in the next two paragraphs, in each case subject to payment to the Depositary of the applicable fees and expenses provided in the Deposit Agreement.

After the termination date, if the Deposited Securities are listed and publicly traded on a securities exchange and the Depositary believes that it is able, permissible and practicable to sell the Deposited Securities without undue effort, then, the Depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the Deposited Securities, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the Depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the Deposit Agreement, in trust, without liability for interest, for the pro rata benefit of the ADR holders entitled thereto. If the Depositary sells the Deposited Securities, the Depositary shall be discharged from all, and cease to have any, obligations under the

Deposit Agreement and the ADRs after making such sale, except to account for such net proceeds and other cash.

However, if the Deposited Securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the Depositary does not sell the Deposited Securities, the Depositary shall use its reasonable efforts to ensure that the Cadeler ADSs cease to be DTC eligible and that neither DTC nor any of its nominees shall thereafter be an ADR holder. At such time as the Cadeler ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, to the extent Cadeler is not, to the Depositary’s knowledge, insolvent or in bankruptcy or liquidation, the Depositary shall:

●	cancel all outstanding ADRs;
●	request DTC to provide the Depositary with information on those holding Cadeler ADSs through DTC and, upon receipt thereof, revise the ADR register to reflect the information provided by DTC;
●	instruct its custodian to deliver all Deposited Securities to Cadeler, a subsidiary or an affiliate or registered office provider of Cadeler or an independent trust company engaged by Cadeler to hold those Deposited Securities in trust for the beneficial owners of the ADRs if Cadeler is not permitted to hold any of the Deposited Securities under applicable law and/or Cadeler has directed the Depositary to so deliver Deposited Securities accordingly; and
●	provide Cadeler with a copy of the ADR register.

Upon receipt of any instrument of transfer covering such Deposited Securities and the ADR register, Cadeler shall be required to transfer or procure the transfer to the persons listed on the ADR register of the Deposited Securities previously represented by the Cadeler ADSs evidenced by their ADRs.

To the extent the Depositary reasonably believes that Cadeler is insolvent as determined by applicable law, or if Cadeler is in receivership, has filed for bankruptcy and/or is otherwise in restructuring, administration or liquidation, and in any such case the Deposited Securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the Depositary believes it is not able to or cannot practicably sell the Deposited Securities promptly and without undue effort, the Depositary shall notify the ADR holders of such and thereafter the Deposited Securities shall be deemed to have no value (and such ADR holders shall be deemed to have instructed the Depositary that the Deposited Securities have no value). The Depositary may, but shall not be obligated to, and the ADR holders irrevocably consent and agree that the Depositary may, subject to applicable law, instruct its custodian to deliver all Deposited Securities to Cadeler (acting, as applicable by Cadeler’s administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process) and notify Cadeler that the Deposited Securities are surrendered for no consideration. Subject to applicable law, Cadeler shall promptly accept the surrender of the deposited Cadeler Shares for no consideration or minimum consideration required under applicable law and deliver to the Depositary a written notice confirming (i) the acceptance of the surrender of the Deposited Securities for no consideration and (ii) the cancellation of such deposited Cadeler Shares subject to applicable law.

Thereafter, and irrespective of whether Cadeler has complied with the immediately preceding sentence, the Depositary shall notify ADR holders that their Cadeler ADSs have been cancelled with no or a minimum consideration required under applicable law being payable to them, and the Depositary and its agents shall be discharged from all, and cease to have any, obligations under the Deposit Agreement and the ADRs.

After the termination date, Cadeler shall be discharged from all obligations under the Deposit Agreement except for Cadeler’s obligations described under this heading “Effect of Termination” and Cadeler’s obligations to the Depositary and its agents.

Limitations on Obligations and Liability to ADR holders

Limits on Cadeler’s obligations and the obligations of the Depositary; limits on liability to ADR holders and holders of Cadeler ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, Cadeler or the Depositary or its custodian may require:

●	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Cadeler Shares or other Deposited Securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;
●	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and
●	compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement or as the Depositary believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.

The issuance of ADRs, the acceptance of deposits of Cadeler Shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal and delivery of Deposited Securities may be suspended, generally or in particular instances, when the ADR register or any register for Deposited Securities is closed or when any such action is deemed required, necessary or advisable by the Depositary for any reason; provided that the ability to withdraw Cadeler Shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the Depositary or Cadeler’s transfer books or the deposit of Cadeler Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of Deposited Securities.

The Deposit Agreement expressly limits the obligations and liability of the Depositary, the Depositary’s custodian or Cadeler and each of Cadeler’s and their respective agents, provided, however, that no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights that ADR holders or beneficial owners of Cadeler ADSs may have under the U.S. Securities Act or the U.S. Exchange Act, to the extent applicable. The Deposit Agreement provides that each of Cadeler, the Depositary and Cadeler’s respective agents will:

●	incur or assume no liability (including, without limitation, to holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of Denmark, Norway, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of Cadeler’s articles of association, any act of God, war, terrorism, epidemic, pandemic, naturalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond our, the Depositary’s or Cadeler’s respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADRs provide shall be done or performed by Cadeler, the Depositary or Cadeler’s respective agents (including, without limitation, voting);
●	incur or assume no liability (including, without limitation, to holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the Deposit Agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

●	incur or assume no liability (including, without limitation, to holders or beneficial owners) if it performs its obligations under the Deposit Agreement and ADRs without gross negligence or willful misconduct;
●	in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities the Cadeler ADSs or the ADRs;
●	in the case of Cadeler and Cadeler’s agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities the Cadeler ADSs or the ADRs, which in Cadeler’s or Cadeler’s agents’ opinion, as the case may be, may involve it in expense or liability, unless indemnity satisfactory to Cadeler or Cadeler’s agent, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;
●	not be liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Cadeler Shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the Depositary, Cadeler; or
●	may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the Depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the Cadeler ADSs or the ADRs. Cadeler and Cadeler’s agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the Cadeler ADSs or the ADRs, which in Cadeler’s opinion may involve Cadeler in expense or liability, if indemnity satisfactory to Cadeler against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the Deposit Agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the Deposit Agreement or any ADRs, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. Furthermore, the Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The Depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the Depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The Depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of Denmark, Norway, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

Additionally, none of the Depositary, the custodian or Cadeler, or any of their or Cadeler’s respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The Depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about Cadeler’s tax status. Neither the Depositary nor Cadeler shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or Cadeler ADSs.

Neither the Depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Cadeler, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed to grant a discretionary proxy, or for the effect of any such vote.

The Depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the Deposit Agreement or the form of ADR, in accordance with the Depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable, or shall not be believed, deemed or determined to be practicable by the Depositary. Specifically, the Depositary shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The Depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by Cadeler or any other party, including any share registrar, transfer agent or other agent appointed by Cadeler, the Depositary or any other party, to process any transfer, delivery or distribution of cash, Cadeler Shares, other securities or other property, including without limitation upon the termination of the Deposit Agreement, or otherwise to comply with any provisions of the Deposit Agreement that are applicable to it.

The Depositary may rely upon instructions from Cadeler or Cadeler’s counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary shall not incur any liability for the content of any information submitted to it by Cadeler or on Cadeler’s behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from Cadeler. The Depositary shall not be liable for any acts or omissions made by a successor Depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary. Neither the Depositary nor Cadeler, nor any of their respective agents shall be liable to the other for any indirect, special, punitive or consequential damages (excluding reasonable fees and expenses of counsel) or lost profits, in each case of any form (collectively, “Special Damages”) incurred by any of them, or liable to any other person or entity (including, without limitation holders or beneficial owners of ADRs and Cadeler ADSs) for any Special Damages, or any fees or expenses of counsel in connection therewith, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that (i) notwithstanding the foregoing and, for the avoidance of doubt, the Depositary and its agents shall be entitled to reasonable legal fees and expenses in defending against any claim for Special Damages and (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, ADR holders and beneficial owners of Cadeler ADSs) against the Depositary or any of its agents, the Depositary and its agents shall be entitled to full indemnification from Cadeler for all such Special Damages, and reasonable fees and expenses of counsel in connection therewith, unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the Depositary.

Each party to the Deposit Agreement (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the Depositary and/or Cadeler directly or indirectly arising out of or relating to the Cadeler Shares or other Deposited Securities, the Cadeler ADSs or the ADRs, the Deposit Agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the Deposit Agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the U.S. Securities Act or the U.S. Exchange Act, to the extent applicable.

The Depositary and its agents may own and deal in any class of securities of Cadeler and Cadeler’s affiliates and in ADRs.

Disclosure of Interest in Cadeler ADSs

To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, Deposited Securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADS holders as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions Cadeler may provide in respect thereof.

Cadeler reserves the right to instruct ADR holders (and through any such holder, the beneficial owners of Cadeler ADSs evidenced by the ADRs registered in such holder’s name) to deliver their Cadeler ADSs for cancellation and withdrawal of the Deposited Securities so as to permit Cadeler to deal directly with the holder thereof as a Cadeler Shareholder and holders and beneficial owners agree to comply with such instructions. Cadeler may also from time to time request ADR holders or beneficial owners to provide information as to the capacity in which such holders own or owned ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters. Each ADR holder and beneficial owner agrees to provide any information requested by Cadeler pursuant to the Deposit Agreement.

Books of Depositary

The Depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the Depositary’s direct registration system. Registered holders of ADRs may inspect such records at the Depositary’s office at all reasonable times in accordance with and subject to any restrictions under Danish law, but solely for the purpose of communicating with other ADR holders in the interest of the business of Cadeler or a matter relating to the Deposit Agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the Depositary. Additionally, at the reasonable request of Cadeler, the Depositary may close the issuance book portion of such register solely in order to enable Cadeler to comply with applicable law; provided, that the Depositary shall have no liability and shall be indemnified by Cadeler in such event pursuant to the Deposit Agreement. Under the Deposit Agreement, by holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners of Cadeler ADSs each irrevocably acknowledge and agree that the identities of such holders and beneficial owners may be, and consent to them being, made available in connection with such register notwithstanding anything to the contrary under Danish law, including, without limitation, any privacy or other right or protection a Cadeler Shareholder, and/or an ADR holder or beneficial owner of Cadeler ADSs, may have, or any restriction or prohibition thereof, under Danish law with respect thereto, and waive any such right, protection, restriction or prohibition thereunder, and agree that the provisions in the Deposit Agreement shall govern all such matters as provided therein.

The Depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

Under the Deposit Agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any Cadeler ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the Deposit Agreement will be deemed for all purposes to:

●	be a party to and bound by the terms of the Deposit Agreement and the applicable ADR or ADRs;
●	appoint the Depositary as its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated and/or permiteed in the Deposit Agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, provided that the appointment of the Depositary as attorney-in-fact shall not give any right to the Depositary to exercise any voting rights or to have the Cadeler Shares underlying Cadeler ADSs represented at a general meeting of Cadeler with respect to the Cadeler ADSs of any holder without instructions from such holder as provided in the form of ADR and in the Deposit Agreement; and
●	acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about Cadeler, ADR holders, beneficial owners and/or their respective affiliates, (iii) the Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with Cadeler, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to Cadeler or ADR holders or beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the Cadeler ADSs evidenced by such ADR holder’s ADRs. For all purposes under the Deposit Agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Cadeler ADSs evidenced by such ADRs.

Governing Law and Jurisdiction

The Deposit Agreement, the Cadeler ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York. In the Deposit Agreement, Cadeler and the Depositary have submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on Cadeler’s behalf. Any action based on the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated therein or thereby may also be instituted by the Depositary against Cadeler in any competent court in Denmark, Norway, the United States and/or any other court of competent jurisdiction.

Under the Deposit Agreement, by holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by Cadeler or the Depositary, arising out of or based upon the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which ADS holders may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

By holding or owning an ADR or Cadeler ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or Cadeler brought by ADR holders or beneficial owners, arising out of or based upon the Deposit Agreement, the Cadeler ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the U.S. Securities Act, may be instituted only in the United

States Court for the Southern District of New York (or in the state courts of New York County in New York if either:

●	the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or
●	the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable.

To the extent that such claims may be based upon federal law claims, Section 27 of the U.S. Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the U.S. Exchange Act or the rules and regulation thereunder. Furthermore, Section 22 of the U.S. Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Actions by beneficial owners and holders of Cadeler ADSs to enforce any duty of liability created by the U.S. Exchange Act, the U.S. Securities Act or the respective rules and regulations thereunder must be brought in the U.S. District Court for the Southern District of New York. Holders of Cadeler ADSs will not be deemed to have waived Cadeler's compliance with the federal securities laws and regulations promulgated thereunder.

Jury Trial Waiver

Each party to the Deposit Agreement (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, Cadeler ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the Depositary and/or Cadeler directly or indirectly arising out of, based on or relating in any way to the Cadeler Shares or other Deposited Securities, the Cadeler ADSs or the ADRs, the Deposit Agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

If Cadeler or the Depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the Deposit Agreement is not intended to be deemed a waiver by any holder or beneficial owner of Cadeler ADSs or the Depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.